Exhibit 10.73
RESTATED
NORTEL NETWORKS CORPORATION (THE “CORPORATION”)
DIRECTORS’ REMUNERATION
All information contained in this summary has been previously disclosed in public filings of the Corporation.

US Dollars
CHAIRMAN OF THE BOARD FEE:	$180,000 per annum*

COMMITTEE MEMBER RETAINERS:	$12,500 per annum (1)
Audit Committee (1)
Nominating and Governance Committee
Compensation and Human Resources Committee (2)
Litigation Committee

COMMITTEE CHAIRMAN RETAINER (3)	$15,000 per annum (4)

AUDIT COMMITTEE CHAIRMAN RETAINER	$35,000 per annum (5)
Note:
1.	If on same Nortel Networks Limited Committee, Committee member retainer is $6,250 per annum

2.	Joint committee of the Board of Directors of the Corporation and Nortel Networks Limited

3.	Except Audit Committee

4.	If Chairman of same Nortel Networks Limited Committee, Chairman retainer is $7,500 per annum

5.	If Chairman of same Nortel Networks Limited Committee, Chairman retainer is $17,500 per annum
DIRECTORS’ DEFERRED SHARE COMPENSATION PLAN
The payment of fees may, at the election of the director, be deferred under the Nortel Networks Corporation Directors Deferred Share Compensation Plan (the “Plan”). Directors are entitled to elect to receive all or a portion of their fees in the form of share units under the Plan (entitling the Directors to receive an equal number of common shares of the Corporation), with the remainder of such Fees to be paid in cash. The share units will be settled subject to and in accordance with the Plan upon a Director’s retirement from the Board of Directors.
*Restated February 20, 2008 to list Chairman of the Board Fees effective June 29, 2005

Note:
1.	Directors’ fees are paid in quarterly installments at the end of each calendar quarter.

2.	Directors’ fees generally are not payable to Directors who are salaried employees of Nortel Networks Corporation, Nortel Networks Limited or of any of its or their subsidiaries.
GROUP LIFE INSURANCE
For each non-employee director in office on or after April 1, 1984, excluding those who are or who have been employees of the Corporation or of any of its subsidiaries, the Corporation shall maintain group life insurance in the amount of CDN$100,000 during tenure of office as such, and in the amount of CDN$75,000 in the event of retirement from such office at an age not less than 65 years or when having served, for not less than 10 years, as a director of the Corporation or any of its subsidiaries. At the discretion of the Nominating and Governance Committee of the Board of Directors of the Corporation, the Corporation will no longer maintain the life insurance benefit for active directors effective upon the election of directors at the 2008 annual meeting of shareholders.
*Restated February 20, 2008 to list Chairman of the Board fees effective June 29, 2005